SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          Date of Report: May 21, 2004

                            EXPLORATIONS GROUP, INC.
                        --------------------------------
                (Name of Registrant as specified in its charter)

        DELAWARE                           000-49864            65-1089222
        --------                           ---------            -----------
 (State or other jurisdiction of       (Commission File        (IRS Employer
incorporation or organization)            No.)               Identification No.)

       1801 Clint Moore Road, Suite 108, Boca Raton, Florida (561)997-1188
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          (Address and telephone number of principal executive offices)

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.  OTHER EVENTS AND REGULATION  FD DISCLOSURE

On May 21, 2004 we signed a letter of intent with Parking Pro, Inc., a newly formed corporation organized and operating under the laws of the State of New York.. Parking Pro and/or affiliates thereto, are operators of public parking facilities in the New York Metropolitan area under leases and management contracts covering parking facilities owned by non-affiliated property owners.

Under terms of the proposed agreement, Parking Pro will become a wholly owned subsidiary of Explorations by exchanging its stock and/or assets in Big Schem Corp., Chiefs Management Corp., and NYC Parking Services Corp. for 7.5 million Explorations shares of common stock on the date of closing; provided that, 6 million of the Shares shall be subject to restrictions and cancellation and be deemed "Reserved shares". The Agreement contemplates that Parking Pro, on a consolidated basis for the year ended December 31, 2003, on an accrual basis in accordance with GAAP, will have gross revenues in excess of $1 million, EBITDA in excess of $150,000 and pre-tax income in excess of $50,000. Following Closing, Parking Pro shall have the right to exchange its interests in other public parking facilities at the exchange rate of $1 million per year end EBITDA for the 6 million Reserved Shares subject to adjustment on a pro-rata basis.


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Prior to Closing, ParkingPro will be required to have a minimum of $ 1.5 million in cash which will entitle certain shareholders to receive an additional 5 million shares of Explorations common stock.

Concurrent with the acquisition of Parking Pro, we will spin-off our wholly owned subsidiary, Pop Starz Inc., to all common shareholders of record as of the close of business on the day immediately preceding closing of the Parking Pro transaction which, subject to completion of our due diligence and execution of a definitive agreement is anticipated to close on July 1, 2004 or as soon thereafter as is practicable.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a)      Financial Statement of Business Acquired.
                  Not Applicable

         (b)      Pro Forma Financial Information
                  Not Applicable

         (c)      Exhibits

                  10.1 Letter of Intent between Explorations Group, Inc. and Parking Pro, Inc.

                  99.1 Press Release of Explorations Group, Inc. dated May 26, 2004.

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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Explorations Group, Inc.

     /s/Michelle Tucker
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BY: Michelle Tucker, president
Dated: This 26th day of May 2004

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